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                                                       Exhibit 99.1(b)

FOR IMMEDIATE RELEASE:
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News media contact:           Mary Thomas, (708) 948-2815

Investor relations contacts:  Jessica Fisher, (708) 948-4639
                              Neville Jeharajah, (708) 948-2875



               BAXTER BOARD APPROVES $500 MILLION STOCK BUYBACK,
               PARTICIPATION IN REVISED BREAST-IMPLANT SETTLEMENT

                                    *********

                       BAEZ NAMED EXECUTIVE VICE PRESIDENT



     DEERFIELD, Ill., November 14, 1995 -- Baxter International announced today that its board of directors approved several actions, including a $500 million share-repurchase program. The board also approved Baxter's participation in a revised settlement for mammary-implant litigation and declared a regular quarterly dividend. Separately, Manuel A. Baez was promoted to executive vice president.

     In announcing the share-repurchase program, the company noted that this is the second such program approved by the board this year. The company recently completed a $500-million stock buyback that it had announced this past February. Baxter said the new share-repurchase program will be implemented over the next several years. The company currently has approximately 272 million shares outstanding.

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     Harry Kraemer, Baxter senior vice president and chief financial officer, said the announcement underscores the company's commitment to increasing shareholder value.

     "We plan to complete this program while meeting our financial commitments, including generating $500 million in operational cash flow annually and growing net income in the high single digits," Kraemer said.

     Kraemer noted that Baxter also expects to maintain its debt-to-capital ratio between 35 and 40 percent.

     Additionally, the board authorized participation in a revised settlement for mammary-implant litigation. In general, the settlement provides compensation ranging from $10,000 to $250,000 for all present and future claimants, depending on the severity of the disease, level of disability and medical documentation.

     The original global settlement was announced in February 1994. In May 1995 the court overseeing the settlement determined that the large number of participants who filed claims would have resulted in a substantial reduction in the payments made to qualified participants. In the revised settlement, the levels of compensation are substantially lower, and the qualifications to receive compensation above $100,000 have been made significantly more stringent and more medical documentation is required.

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     Additionally, Baxter is responsible only for the claims of women who had
Heyer-Schulte mammary implants, and the claimants must comply with certain product identification requirements. Baxter never manufactured nor marketed breast implants, but acquired liability through its 1985 acquisition of American Hospital Supply Corporation. Heyer-Schulte was a former division of American Hospital Supply.

     The board's approval meets a Nov. 15 deadline set by presiding Judge Sam C. Pointer of the Federal District Court of Alabama.

     Baxter noted that, based on the current status of the settlement negotiations, the company's previously established reserves for this litigation will cover the cost of the new settlement.

     The board of directors also declared a regular quarterly dividend of 28.25 cents per share on Baxter common stock. The dividend is payable Jan. 2, 1996 to stockholders of record on Dec. 13, 1995.

     Separately, Manuel A. Baez was promoted to executive vice president. Baez continues to be responsible for expanding the company's presence in developing markets around the world. His duties were recently expanded to include globalizing the company's hospital-products manufacturing operations.

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     Through its subsidiaries, Baxter International Inc. is the leading manufacturer and marketer of health-care products and services in nearly 100 countries worldwide. The company concentrates research-and-development programs in biotechnology, cardiovascular medicine, renal therapy and related medical fields.
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